Exhibit 10.8

WARRANT AGREEMENT

This Warrant Agreement (“Agreement”) is executed as of this 17 day of July, 2006 by Business First Bank, a Louisiana banking corporation (“Bank”), in favor of the organizers listed on Exhibit A (each, an “Initial Holder”), in accordance with the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the organizers of the Bank have advanced to the Bank funds to cover the expenses incurred in connection with the organization of the Bank;

WHEREAS, in the event that the Bank does not open, the organizers will bear the risk of loss with respect to such advances;

WHEREAS, the organizers of the Bank have also expended a significant amount of time, effort and financial resources in connection with the organization of the Bank; and

WHEREAS, in recognition of the financial risks undertaken as well as their efforts in organizing the Bank, the Bank desires to grant to each Initial Holder warrants to purchase shares of common stock of the Bank (each, a “Warrant” and, collectively, the “Warrants”) in the amounts set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Bank and, by acceptance of a Warrant, each Holder (as defined herein) agree as follows:

1. Grant of Warrants. Subject to the terms, restrictions, limitations and conditions stated in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Bank hereby grants to the Initial Holders the number of Warrants set forth beside their names on Exhibit A. Each Warrant initially shall be exercisable for one (1) fully paid and nonassessable share of common stock, par value $1.00 per share, of the Bank (“Share”), subject to adjustment as provided in Section 11 of this Agreement. The Initial Holders and all subsequent registered holders of the Warrants (each, a “Holder” and, collectively, the “Holders”) shall have the rights and obligations set forth in this Agreement.

2. Warrant Certificates. Each Warrant shall be evidenced by a warrant certificate, which shall be substantially in the form attached to this Agreement as Exhibit B (“Warrant Certificate”). Each Warrant Certificate shall have such marks of identification or designation and such legends or endorsements thereon as the Bank deems appropriate, so long as they are not inconsistent with the provisions of this Agreement, or as are required to comply with any applicable law, rule or regulation applicable to the Bank or the Shares. The Warrant Certificates shall be executed on behalf of the Bank by the manual, facsimile or imprinted signature of its President or Chief Executive Officer and shall be attested by the manual, facsimile or imprinted signature its Secretary or any assistant secretary.

3. Term of Warrants.

(a) The term for the exercise of the Warrants shall begin at 9:00 a.m., Baton Rouge, Louisiana time on the date that the Bank opens for business (the “Issue Date”). The term for the exercise of the Warrants shall expire at 2:00 p.m., Baton Rouge, Louisiana time on the earlier to occur of (i) the tenth anniversary of the Issue Date, or (ii) the date provided in Section 3(b) of this Agreement (the “Expiration Time”).

(b) Notwithstanding any provision of this Agreement or any Warrant Certificate to the contrary, the Warrants shall expire, to the extent not exercised, within 45 days following the receipt of notice from the Bank’s state or primary federal regulator (“Regulator”) that (i) the Bank has not maintained its minimum capital requirements (as determined by the Regulator); and (ii) the Regulator is requiring exercise or forfeiture of warrants (a “Regulatory Event”). Upon receipt of such notice from the Regulator, the Bank shall promptly notify each Holder that he must exercise the Warrants granted to him prior to the end of the 45-day period or such earlier period as may be specified by the Regulator or forfeit such Warrant(s). In case of forfeiture, no Holder shall have any cause of action, of any kind or nature, against the Bank or any of its respective officers or directors with respect to the forfeiture. In addition, the Bank shall not be liable to any Holder due to the failure or inability of the Bank to provide adequate notice to Holder.

4. Exercise of Warrants.

(a) The purchase price per Share to be paid by a Holder for Shares subject to the Warrants shall be $10.00, subject to adjustment as set forth in Section 11 of this Agreement (the “Exercise Price”). Subject to Section 4(b) below, a Holder may exercise Warrants evidenced by a Warrant Certificate in whole or in part at any time prior to the Expiration Time by delivering to the Secretary of the Bank (i) the Warrant Certificate; (ii) a written notice to the Bank specifying the number of Shares with respect to which Warrants are being exercised (the “Exercise Notice”); and (iii) a check for the full amount of the aggregate Exercise Price of the Shares being acquired.

(b) Notwithstanding any provision in this Agreement to the contrary, no Holder may exercise Warrants if such exercise would cause, or would create a material risk of causing, the Bank to be ineligible to be taxed as an “S corporation” under section 1361 of the Internal Revenue Code of 1986, as amended, as may be determined by the board of directors of the Bank in its sole discretion. In the event that a Holder attempts to exercise warrants pursuant to Section 4(a) above and the board of directors of the Bank determines, in its sole and absolute discretion, that such exercise would cause, or would create a material risk of causing, the Bank to be ineligible to be taxed as an “S corporation” under section 1361 of the Code, then the Bank shall deliver written notice to the Holder (“Bank Notice”) within five (5) business days following receipt of the Exercise Notice that the Warrants may not be exercised at that time. For a period of ten (10) business days following the date of the Bank Notice, the Holder shall have the option to either (i) retain the Warrants for possible exercise at a future date, or (ii) receive cash for each Warrant equal to the difference between the book value per share of common stock of the Bank as of the end of the quarter immediately preceding the date on which the Exercise Notice was delivered to the Bank less the exercise price per share; provided, however, that the Holder shall not have the right to receive cash pursuant to this provision at any time following the occurrence of a Regulatory Event. In the event that the Bank does not receive an election from the Holder within ten (10) business days following the date of the Bank Notice to either retain the Warrants or receive cash, the Bank shall return the Warrant Certificate, along with the Holder’s check representing payment for the Exercise Price of the Warrants, and the Holder may attempt to exercise the Warrants at a future date in accordance with the terms of this Agreement.

5. Delivery of Shares; Partial Exercise. Upon receipt of the items set forth in Section 4, and subject to the terms of this Agreement, the Bank shall promptly deliver to, and register in the name of, the Holder a certificate or certificates representing the number of Shares acquired by exercise of a Warrant. In the event of a partial exercise of Warrant(s), a new Warrant Certificate evidencing the number of Shares that remain subject to the Warrant shall be issued by the Bank to such Holder or to his duly authorized assigns.

6. Registration of Transfer and Exchange.

(a) No Warrant may be transferred or assigned, in whole or in part, except to the extent that the shares of common stock underlying such Warrant, together with all other shares of common stock of the Bank owned by the Holder, could be transferred by the Holder pursuant to the terms of that certain Shareholders’ Agreement, dated as of February 1, 2006 (the “Shareholders’ Agreement”), by and between the Bank and each of its shareholders, and any transfer of a Warrant shall be subject to the terms and conditions of the Shareholders’ Agreement as if such Warrants were shares of common stock of the Bank.

(b) The Bank shall keep, or cause to be kept, at its principal place of business or at such other location designated by the Bank, a register or registers in which, subject to such reasonable regulations as the Bank may prescribe, the registrar and transfer agent (the “Securities Registrar”) shall register the Warrant Certificates and the transfers thereof as provided herein (“Securities Register”). The initial Securities Registrar shall be the Secretary of the Bank, and thereafter, the Securities Registrar may be removed and/or appointed as authorized by the Bank.

(c) Upon surrender for registration of transfer of any Warrant Certificate as permitted pursuant to this Section 6, the Bank shall issue and deliver to the Holder or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount.

(d) At the option of the Holder, Warrant Certificates may be exchanged for other Warrant Certificates of like tenor and in like aggregate amount upon surrender of the Warrant Certificates to be exchanged. Upon such surrender, the Bank shall issue and deliver to the Holder or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount.

(e) Every Warrant Certificate presented or surrendered for registration of transfer or exchange as permitted pursuant to this Section 6 shall be accompanied (if so required by the Bank or the Securities Registrar) by a written instrument or instruments of transfer, in form satisfactory to the Bank or the Securities Registrar, duly executed by the registered Holder or by such Holder’s duly authorized attorney in writing.

7. Replacement of Warrant Certificates.

(a) Upon receipt of evidence reasonably satisfactory to the Bank of the loss, theft, destruction or mutilation of a Warrant Certificate and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Bank or, in the case of mutilation, surrender and cancellation of such Warrant Certificate, the Bank shall issue and deliver to the Holder or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount. In the case of loss, theft or destruction of a Warrant Certificate, prior to the issuance of a replacement Warrant Certificate, the Bank may also require that a bond be posted in such amount as the Bank may determine is necessary as indemnity against any claim that may be made against it with respect to such Warrant Certificate.

(b) All Warrants shall be held and owned under the express condition that the provisions of this Section are exclusive with respect to the replacement or payment of mutilated, destroyed, lost or stolen Warrant Certificates and shall preclude (to the extent lawful) all other rights and remedies, notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement or payment of negotiable instruments or other securities without their surrender.

(c) Upon the issuance of any new Warrant Certificate under this Section, the Bank may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Bank and its agents and counsel) connected therewith.

(d) Every new Warrant Certificate issued pursuant to this Section shall constitute an additional contractual obligation of the Bank, whether or not the mutilated, destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly issued hereunder.

8. Persons Deemed Holders. Prior to the due presentment of a Warrant Certificate for registration of transfer or exchange as permitted in accordance with Section 6, the Bank, any Securities Registrar and any other agent of the Bank may treat the person in whose name such Warrant Certificate is registered in the Securities Register as the sole Holder of such Warrant Certificate and of the Warrant represented by such Warrant Certificate for all purposes whatsoever, and shall not be bound to recognize any equitable or other claim to or interest in such Warrant Certificate or in the Warrant represented by such Warrant Certificate on the part of any person and shall be unaffected by any notice to the contrary.

9. Cancellation. All Warrant Certificates surrendered for the purpose of exercise, exchange or registration of transfer shall be cancelled by the Securities Registrar, and no Warrant Certificates shall be issued in lieu thereof, except as expressly permitted by the provisions of this Agreement.

10. Fractional Shares. The Bank shall not be required to issue Warrant Certificates exercisable for fractional Shares or to issue fractional Shares upon the exercise of Warrants. Warrant Certificates exercisable for fractional Shares shall expire as of the Expiration Date, and a Holder of such Warrant Certificates shall not be entitled to any consideration of any kind or nature in respect of such Warrant or Warrant Certificate.

11. Stock Dividends, Splits, Etc.

(a) If, prior to the Expiration Time, the Bank shall subdivide its outstanding Shares into a greater number of Shares, or declare and pay a dividend of its Shares payable in additional Shares, the Exercise Price, as then in effect, shall be proportionately reduced, and the Bank shall proportionately increase the number of Shares then subject to exercise under this Warrant (and not previously exercised.)

(b) If, prior to the Expiration Time, the Bank shall combine its outstanding Shares into a lesser number of Shares, the Exercise Price, as then in effect, shall be proportionately increased, and the Bank shall proportionately reduce the number of Shares then subject to exercise under this Warrant (and not previously exercised.)

12. Reorganization, Reclassifications, Consolidation or Merger. If, prior to the Expiration Time, there shall be a reorganization or reclassification of the Shares (other than as provided in Section 11 of this Agreement), or any consolidation or merger of the Bank with another entity or any share exchange pursuant to which the Shares are exchanged for shares of another entity, the Holder shall be entitled to receive, during the remainder of the term of this Agreement and upon payment of the Exercise Price, the number of shares of stock or other securities or property of the Bank, or of the successor entity (or its parent company) resulting from such consolidation or merger, or of the entity whose shares or other securities or property are exchanged for Shares in a share exchange, as the case may be, to which a holder of Shares, deliverable upon the exercise of a Warrant, would have been entitled upon such reorganization, reclassification, consolidation, merger or share exchange, and, in any case, the Bank shall make appropriate adjustments (as determined by the board of directors of the Bank in its sole discretion) in the application of the provisions with respect to the rights and interests of the Holders so that the provisions set forth in this Agreement (including the adjustment to the Exercise Price and the number of Shares issuable upon exercise of the Warrants) shall be applicable, as nearly as may be practicable, to any shares or other property thereafter deliverable upon the exercise of this Warrant.

13. Certificate as to Adjustments; Issuance of New Warrant Certificates. Within thirty (30) days following any adjustment provided for in Section 11 or 12 of this Agreement, the Bank shall give written notice of the adjustment to the Holders as provided in Section 14(a) of this Agreement. The notice shall state the Exercise Price as adjusted and the increased or decreased number of shares purchasable upon the exercise of the Warrant(s) and shall set forth in reasonable detail the method of calculation for each. Notwithstanding anything to the contrary set forth herein or in the Warrant Certificates, the Bank may, at its option, issue new Warrant Certificates evidencing the Warrants, in such form as may be approved by the Bank, to reflect any adjustment or change in the Exercise Price and the number or kind of stock or other securities or property purchasable upon exercise of the Warrants.

14. Miscellaneous.

(a) Any notice or other communication required or permitted to be made hereunder shall be in writing, duly signed by the party giving such notice or communication and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid as follows (or at such other address for a party as shall be specified by like notice): (i) if given to the Bank, at 5110 Corporate Boulevard, Baton Rouge, Louisiana 70808; and (ii) if given to a Holder, at the address set forth for the Holder on the books and records of the Bank. A notice given to the Bank by a Holder with respect to the exercise of a Warrant shall not be effective until received by the Bank.

(b) The Bank shall, at all times, reserve and keep available out of its authorized and unissued Shares or out of any Shares held in treasury that number of Shares that will from time to time be sufficient to permit the exercise in full of all outstanding Warrants. The Bank shall take all such action as may be necessary to ensure that all Shares delivered upon exercise of any Warrants shall, at the time of delivery of the Warrant Certificates for such Shares, be duly authorized, validly issued, fully paid and nonassessable.

(c) The Bank shall pay when due and payable any and all federal and state transfer taxes and charges (other than any applicable income taxes) that may be payable in respect of the issuance and delivery of Warrant Certificates or of certificates for Shares receivable upon the exercise of any Warrants; provided, however, that the Bank shall not be required to pay any tax that may be payable in respect of the issuance and delivery (i) of any Warrant Certificate or stock certificate registered in a name other than that of the Holder of the Warrant Certificate that has been surrendered, or (ii) of any Warrant Certificate under Section 7.

(d) No Holder, in his capacity as such, shall be entitled to vote or receive dividends or shall be deemed for any other purpose the holder of the Shares or other securities which may at any time be issuable upon the exercise of such Warrant. Nothing contained herein or in any Warrant Certificate shall be construed to confer upon any Holder, in his capacity as such, any of the rights of a shareholder of the Bank, including any right to vote for the election of directors or upon any matter submitted to shareholders of the Bank at any meeting thereof, to give or withhold consent to any corporate action, or to receive notices of meeting or other actions affecting shareholders.

(e) Each Holder, by accepting a Warrant Certificate, accepts and agrees to the terms of this Agreement. The terms of this Agreement shall be binding upon the Bank and the Holders and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or will be construed to give any person other than the Bank or the Holders any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the Bank and the Holders that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the Bank and the Holders and for the benefit of no other person.

(f) This Agreement constitutes the full understanding of the Bank and the Holders, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Bank and any Holder with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

(g) The headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender will be deemed to include the other genders. Each use herein of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. References to a person are also to its permitted successors or assigns. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

(h) This Agreement shall terminate upon the earlier of (i) the Expiration Time, or (ii) the close of business on the date on which all Warrants shall have been exercised.

(i) THIS AGREEMENT, EACH WARRANT AND EACH WARRANT CERTIFICATE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION IN EAST BATON ROUGE PARISH, LOUISIANA.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

BUSINESS FIRST BANK

By:
Charles E. Roemer, III
President and Chief Executive Officer

EXHIBIT A

LIST OF ORGANIZERS

Organizer	Warrants Issued

EXHIBIT B

FORM OF WARRANT CERTIFICATE

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS SPECIFIED IN THAT CERTAIN WARRANT AGREEMENT DATED AS OF                     , 2006, BY BUSINESS FIRST BANK, A LOUISIANA BANKING CORPORATION (“BANK”), IN FAVOR OF THE ORGANIZERS LISTED ON EXHIBIT A THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (“AGREEMENT”). A COPY OF THE FORM OF THE AGREEMENT IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE BANK DURING NORMAL BUSINESS HOURS. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY THE PROVISIONS OF THE AGREEMENT.

No. W-	Number of Warrants:

BUSINESS FIRST BANK

WARRANT CERTIFICATE

This Warrant Certificate certifies that                                 , or registered assigns, is the registered holder of a warrant to purchase the number of fully-paid and non-assessable shares of common stock, $1.00 par value of the Bank (“Shares”) set forth above, at the exercise price, subject to adjustment in certain events (“Exercise Price”), of $10.00 per share (“Warrant”).

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of Warrants issued pursuant to the Agreement, which is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Bank and the Holder. All terms used, but not otherwise defined, in this Warrant Certificate shall have the meanings assigned to them in the Agreement. If any provision of this Warrant Certificate conflicts with a provision of the Agreement, the provision of the Agreement shall supercede.

This Warrant may not be exercised after 2:00 p.m., Baton Rouge, Louisiana time, on the earlier to occur of (i) the tenth anniversary of the date that Business First Bank opens for business, or (ii) the date provided in Section 3(b) of the Agreement (the “Expiration Time”).

The Holder may exercise the Warrant evidenced by this Warrant Certificate in whole or in part at any time prior to the Expiration Time by delivering to the Secretary of the Bank (i) the Warrant Certificate; (ii) a written notice to the Bank specifying the number of Shares with respect to which Warrants are being exercised; and (iii) a check for the full amount of the aggregate Exercise Price of the Shares being acquired.

Upon receipt of the items set forth above, and subject to the terms of the Agreement, the Bank shall promptly deliver to, and register in the name of, the Holder a certificate or certificates representing the number of Shares acquired by exercise of this Warrant. In the event of a partial exercise of this Warrant, a new Warrant Certificate evidencing the number of Shares that remain subject to this Warrant shall be issued by the Bank to such Holder or to his duly authorized assigns.

The Agreement provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Bank’s securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Bank may, at its option, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants.

Upon surrender for registration of transfer of this Warrant Certificate, subject to the terms of the Agreement, the Bank shall issue and deliver to the Holder or his duly authorized assigns, one or more new Warrant Certificates of like tenor and in like aggregate amount.

Prior to the due presentment of this Warrant Certificate for registration of transfer or exchange, the Bank, any Securities Registrar and any other agent of the Bank may treat the person in whose name this Warrant Certificate is registered in the Securities Register as the sole Holder of this Warrant Certificate and of the Warrant represented by this Warrant Certificate for all purposes whatsoever, and shall not be bound to recognize any equitable or other claim to or interest in this Warrant Certificate or in the Warrant represented by this Warrant Certificate on the part of any person and shall be unaffected by any notice to the contrary.

The Holder, in his capacity as such, shall not be entitled to vote or receive dividends or shall be deemed from any other purpose the holder of the Shares or other securities which may at any time be issuable upon the exercise of this Warrant. Nothing contained in this Warrant Certificate shall be construed to confer upon the Holder, in his capacity as such, any of the rights of a shareholder of the Bank, including any right to vote for the election of directors or upon any matter submitted to shareholders of the Bank at any meeting thereof, to give or withhold consent to any corporate action, or to receive notices of meeting or other actions affecting shareholders.

Any notice or other communication required or permitted to be made by the Holder to the Bank shall be in writing, duly signed by the Holder and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid to the Bank, at 5110 Corporate Boulevard, Baton Rouge, Louisiana 70808 (or such other address as designated in writing to the Holder by the Bank). A notice given to the Bank by a Holder with respect to the exercise of this Warrant shall not be effective until received by the Bank.

IN WITNESS WHEREOF, the Bank has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated as of                     , 2006.

BUSINESS FIRST BANK
a Louisiana banking corporation

By:
Charles E. Roemer, III
President and Chief Executive Officer

[SEAL]

Attest:

Name:
Title: